Exhibit 10.1

March 8, 2024

Brian Cahill

VIA EMAIL

Dear Brian:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Eagle Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.          Resignation and Separation Date. You have tendered and the Company hereby accepts your resignation from your employment with the Company. Your resignation date with the Company will be today (the “Separation Date”). As of the Separation Date, you will cease to serve as Chief Financial Officer, and as an officer of the Company and any subsidiary or affiliate of the Company, and any role or position in which you are acting as a representative or agent of the Company (except as set forth herein with respect to the Consulting Period, as defined below).

2.          Accrued Salary. In the next regularly scheduled Company payroll cycle after the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation/PTO, if applicable, earned through the Separation Date. You are entitled to this payment by law and it will be subject to all applicable standard payroll deductions and withholdings.

3.          Severance. In consideration of your timely execution of this Agreement and compliance with your continuing obligations to the Company hereunder and under any agreement, plan or policy, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)	The Company will make severance payments to you in an amount equal to twelve (12) months of your current base salary in the total amount of $423,340, plus 100% of your 2024 Target Bonus in the total amount of $254,004 less applicable deductions and withholdings (together, the “Cash Severance Payment”). The Cash Severance Payment shall be made in substantially equal installments over a twelve (12) month period (the “Severance Period”), paid on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the Effective Date (as defined herein).

Brian Cahill
March 8, 2024

(b)	If you timely elect continued coverage under COBRA in the Company’s group health plans, then, as an additional Severance Benefit, the Company will pay the full COBRA premium to continue your coverage (including coverage for eligible dependents, if applicable) in effect for yourself (and your eligible dependents, if applicable) until the earliest of: (A) twelve (12) months following the Separation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section 3(b), in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use the Company’s COBRA reimbursement payment toward medical expenses. If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

4.          Equity Awards. You and the Company acknowledge that you have been granted certain equity awards (the “Awards”) during your employment with the Company, pursuant to the Company’s 2014 Equity Incentive Plan (the “Equity Plan”), and Exhibit A sets forth all such Awards that are outstanding as of the Separation Date. As detailed in Exhibit A, certain of the Awards are subject to a time-based vesting schedule (the “Time Based Awards”) and certain of the Awards are eligible to vest based upon the achievement of certain performance milestones (the “Performance Awards”). Except as set forth in this Section 4, vesting will cease as of the Separation Date.

Performance Awards. You will forfeit all rights to all outstanding Performance Awards that you hold as of the Separation Date.

Provided you execute this Agreement and comply with your continuing obligations to the Company under this Agreement, including your obligations to provide continued cooperation under Section 13, then your Time Based Awards, including both the stock options and restricted stock units (but not your Performance Awards) shall be treated as follows: (1) such awards shall continue to remain outstanding (as if your employment continued) and exercisable, as applicable, following your Separation Date through the 12 month anniversary of your Separation Date (the “One Year Separation Anniversary”), but shall not vest on their regular vest dates during such time; (2) upon the One Year Separation Anniversary, you shall receive vesting acceleration of the Time Based Awards that were scheduled to vest pursuant to the vesting schedule of such Time Based Awards over the twelve (12) month period immediately following your Separation Date and (3) you shall have six (6) months following the One Year Separation Anniversary to exercise your then-outstanding and vested stock options, subject to earlier termination of such awards pursuant to their terms and the Equity Plan. Any Time Based Awards that are restricted stock units that are not scheduled to vest during the twelve (12) month period following your Separation Date shall be forfeited as of your Separation Date. For avoidance of doubt, upon a Clawback Event (as described in Section 20), all vesting will immediately cease and you will immediately forfeit all of your then-outstanding Equity Awards. Except as provided herein, your Time Based Awards shall remain subject to the terms under which they were granted.

Brian Cahill
March 8, 2024

5.          Health Insurance. Unless you follow the procedures set forth in this Section, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.

6.          Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

7.          Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and policies.

8.          Release of Claims.

(a)          Scope of Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment or relationship with the Releasees or the termination of that employment or relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, as amended (the “ADEA”), the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, and the New Jersey Wage Withholding Protection Law, all as amended.

Brian Cahill
March 8, 2024

(b)          Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(c)          Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

Brian Cahill
March 8, 2024

9.          Return of Company Property. You agree that within ten (10) days of the termination of the Consulting Period (as defined below), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, emails, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information as soon as possible and no later than five (5) days after the Separation Date. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then, following consultation with the Company, permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.

10.          Proprietary Information Obligations. You acknowledge and reaffirm any continuing obligations under any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between you and the Company, including your Intellectual Property Assignment, Non-Disclosure, And Restrictive Covenant Agreement (the “Restricted Covenant Agreement”), attached as Exhibit B.

11.          Mutual Non-disparagement. Except to the extent permitted by the Protected Rights section above, you agree to refrain from any disparaging statements about the Company or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process, in connection with any of its communications with Government Agencies or other regulatory bodies and/or when required to conduct its business and the Company may provide such disclosures as are required by the SEC or other regulatory bodies, applicable listing rules or other applicable laws or regulations. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. Your violation of this provision shall be a material breach of this Agreement.

Brian Cahill
March 8, 2024

12.          No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, proxy contests, or other formal proceeding against any Releasee.

13.          Cooperation. You agree, both during and after the Severance Period, to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands asserted against it (and, as applicable, its current or former employees, officers, directors or representatives) or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. You further agree that you will cooperate with the Company in matters relating to corporate governance matters, Company communications and the transition of your work and responsibilities on behalf of the Company.

In addition, you agree that you will not, and that you will cause your affiliates, agents and representatives not to, effect or seek or participate in, directly or indirectly, with any other person (i) any acquisition or offer, or seek to acquire, agree to acquire or acquire rights to acquire in a manner designed to effect or obtain control of the Company, (ii) the formation or joining or participation in any way in any group or agreement of any kind with respect to any voting securities of the Company or deposit of any voting securities of the Company in any voting trust or subject any voting securities of the Company to any arrangement or agreement with respect to the voting thereof, (iii) solicit or attempt to solicit or influence or encourage or participate in any solicitation of proxies or consents to vote on any securities of the Company, (iv) nominate or seek to nominate any person to, or remove any person from, the Company’s Board of Directors (the “Board”) or submit, initiate, make or be a proponent of, or assist, influence or encourage, any stockholder proposal for consideration at, or bring any other business before, any stockholder meeting of the Company, (v) seek to control or influence the management, governance, corporate structure, affairs or policies, or the Board or (vi) sell or otherwise transfer your shares of common stock of the Company, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, to any third party that, to your knowledge, would result in such third party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of common stock of the Company outstanding at such time or would increase the beneficial ownership interest of any third party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of common stock outstanding at such time. Your violation of this Section 13 shall be a material breach of this Agreement.

Brian Cahill
March 8, 2024

14.          Consulting Opportunity. As part of this Agreement, the Company agrees to retain you as consultant for a six (6) month period after the Separation Date (which period may be extended upon mutual agreement of the parties and may be terminated early upon thirty (30) days’ written notice to the other party or immediately by the Company upon a Clawback Event (as defined in Section 20)) (the “Consulting Period”). During the first three (3) months of the Consulting Period, in exchange for your provision of consulting services (other than cooperation per Section 13) as may be requested by either the Principal Executive Officer or Principal Financial Officer of the Company, you will be eligible to receive a monthly cash retainer of $35,000 payable on or within thirty (30) days after the end of each applicable month, for up to a maximum of 40 hours per week. During the remaining three (3) months of the Consulting Period, in exchange for your provision of consulting services (other than cooperation per Section 13) as may be requested by either the Principal Executive Officer or Principal Financial Officer of the Company, you will be eligible to receive a monthly cash retainer of $17,500 payable on or within thirty (30) days after the end of each applicable month, for up to a maximum of 20 hours per week. The Company anticipates that during the Consulting Period you will, under the direction of either the Principal Executive Officer or Principal Financial Officer of the Company, assist with matters relating to the transition of your work and responsibilities, excluding the financial statement close process, on behalf of the Company, including, but not limited to, the transition of any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge, as directed by either the Principal Executive Officer or Principal Financial Officer of the Company and assisting either the Principal Executive Officer or Principal Financial Officer at the their direction. During the Consulting Period, you will not provide services on behalf of or otherwise hold yourself out as a representative of the Company, unless specifically requested to by either the Principal Executive Officer or Principal Financial Officer of the Company. The Company will require that you provide services from the Company’s offices (at the direction of either the Principal Executive Officer or Principal Financial Officer of the Company) from time to time during the Consulting Period. You will receive a Form 1099 for the cash retainer payments and will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes related to it. In the event either party terminates the Consulting Period early, any remaining retainer payment(s) will be prorated based on the number of days worked in any applicable month.

15.          No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16.          Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, 12, 13 and 14 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. In addition, in the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of reasonable attorneys’ fees incurred in connection with such an action.

Brian Cahill
March 8, 2024

17.          Representations/Effective Date. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; and (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier, but not earlier than the Separation Date). This Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) calendar day after you sign this Agreement without revoking any portion of it (the “Effective Date”). You understand that if you revoke any portion of this Agreement, the entire Agreement will be null and void, and the Company will have no obligation whatsoever to you under this Agreement.

18.          Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance, or execution, or any of the matters herein released (other than disputes related to the provision of benefits where a dispute process is provided for by the applicable benefits plan document) (collectively, “Claims,” each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration at a location closest to where you last worked for the Company or another mutually agreeable location. The arbitration shall be conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Comprehensive Arbitration Rules and Procedures (currently available at https://www.jamsadr.com/rules-comprehensive-arbitration) (“JAMS Rules”) and New Jersey law. Both you and the Company shall opt into the Expedited Procedures under the JAMS Rules. The arbitrator shall apply substantive and procedural New Jersey law to any dispute or Claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with New Jersey law, New Jersey law shall take precedence. By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. This paragraph shall not apply to any action or Claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each Claim and the relief, if any, awarded as to each Claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall each pay half the costs and expenses of the arbitration and each pay for its respective attorneys’ fees and costs; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS’ arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Brian Cahill
March 8, 2024

19.          Tax Provisions. All payments and benefits under this Agreement will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”) and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the Severance Benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of Severance Benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, as of your “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death. If Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the release will not be deemed effective, for purposes of payment of Severance Benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the release, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices. For clarity, your separation constitutes an involuntary termination by the Company.

Brian Cahill
March 8, 2024

20.          Clawback Provisions. To the extent permitted by applicable law, 100% of all Cash Severance Payments and other benefits provided under this Agreement and all equity awards covering Company common stock that remain outstanding and/or eligible to vest following the Separation Date will be subject to recoupment or immediate forfeiture to the Company: (1) in accordance with applicable law or listing requirements, including pursuant to the Company’s Incentive Compensation Recoupment Policy adopted by the Board in November 2023 and the requirements of Section 304 of the Sarbanes-Oxley Act of 2002; and/or (2) upon either (x) a written determination in the sole discretion of the Board that you engaged in conduct that materially breached your continuing obligations to the Company under this Agreement, and/or the Restricted Covenant Agreement, or engaged in conduct that constituted “Cause” under the Equity Plan (either before or following the Separation Date), or (y) a finding by a court of competent jurisdiction or an applicable Government Agency that you engaged in bad faith conduct or conduct in violation of applicable law (either (1) or (2), a “Clawback Event”).  For clarity, amounts subject to recoupment or cancellation pursuant to a Clawback Event will be computed without regard to any taxes paid (i.e., on a gross basis without regard to tax withholdings and other deductions) and the Board or authorized committee thereof may determine in its sole discretion, the appropriate method for recouping or cancelling amounts, which may include, without limitation, requiring reimbursement of amounts previously paid, seeking recovery of any proceeds realized in respect of equity awards or shares issued thereunder, cancelling or rescinding any outstanding equity-based awards adjusting unpaid compensation or other set offs or any other method permitted by applicable law.

No recovery of compensation under any such Clawback Event will be an event giving rise to a right to resign for good reason, constructive termination, or any similar term under any plan of or agreement with the Company. Notwithstanding any indemnification agreement, applicable insurance policy or any other agreement or provision of the Company’s certificate of incorporation or bylaws to the contrary, you shall not be entitled to indemnification or advancement of expenses in connection with any enforcement of this Section 20 by the Company. The determination of whether a Clawback Event described in (2) above has occurred, whether to recoup or forfeit and/or the extent of any such recoupment or forfeiture appropriate and the method of such recoupment shall be determined by the Board in its sole discretion and provided further that in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to an action or event that may constitute a Clawback Event under 2(x) above, the Board’s determination may be deferred until such time as the Board determines to be appropriate, in its sole discretion.

Brian Cahill
March 8, 2024

21.          Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).

[signatures to follow on next page]

Brian Cahill
March 8, 2024

Sincerely,

Eagle Pharmaceuticals, Inc.

By:	/s/ Michael Graves
Michael Graves
Interim Executive Chairman of the Board and
Interim Principal Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Brian Cahill
Brian Cahill

Exhibit A: Equity Summary

Exhibit B: Intellectual Property Assignment, Non-Disclosure, And Restrictive Covenant Agreement

Exhibit A

Equity Awards Summary

Exhibit B

INTELLECTUAL PROPERTY ASSIGNMENT, NON-DISCLOSURE, AND

RESTRICTIVE COVENANT AGREEMENT